EXHIBIT 10.s


Pursuant to Item 601(b)(10)(iii)(B) of Regulation S-K, the following is a written description of the terms of employment of Sidney W. Emery, Jr., pursuant to an offer letter dated March 3, 1998:


   Title:                   President and Chief Executive Officer.

   Base Salary:             $300,000 per year.


   Annual Incentive Bonus:  Eligible for incentive bonuses under the MTS
                            Management Variable Compensation ("MVC") Plan. Pro rated for first fiscal year 1998 with pay-out to be the greater of (on a pro rated basis) (a) what would have been paid to the former CEO for fiscal 1998 or
                            (b) $150,000.

   Stock Options:           Five-year options to purchase 120,000 shares on
                            start date, vesting over three years. Vesting of not less than 50% if terminated other than for cause.
                            Vesting of 100% upon a change of control.

   Restricted Stock:        24,000 shares of restricted 100% vested after three
                            years. If terminated prior to the end of the three-year period other than for cause, vests one-third for each completed year of service, but not less than 50%. Vesting of 100% upon a change of control.

   Deferred Compensation:   $20,000.00 contribution to deferred compensation per
                            fiscal year.

   Employee Benefits:       Eligible to participate in all employee benefits
                            available to U.S. employees.

   Other: Business allowance of $525 per month, plus insurance. Reimbursement of certain moving costs.



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